Exhibit 10.67

ASTORIA BANK
AMENDED AND RESTATED
SEVERANCE COMPENSATION PLAN
AND SUMMARY PLAN DESCRIPTION

(Including amendments through February 22, 2017)

PLAN PURPOSE

The purpose of the Astoria Bank Amended and Restated Severance Compensation Plan is to assure for Astoria Bank (the “Bank”) the services of Officers of the Bank in the event of a Change in Control (capitalized terms are defined in Section 2.1) of Astoria Financial Corporation (“AFC”) or the Bank. The benefits contemplated by the Plan recognize the value to the Bank of the services and contributions of the officers of the Bank and the effect upon the Bank resulting from the uncertainties of continued employment, reduced employee benefits, management changes and relocations that may arise in the event of a Change in Control of the Bank or its holding company, AFC. The Bank’s and AFC’s Boards of Directors believe that it is in the best interests of the Bank and AFC to provide Officers of the Bank with such benefits in order to defray the costs and changes in employee status that could follow a Change in Control. The Board of Directors believes that the Plan will also aid the Bank in attracting and retaining highly qualified individuals who are essential to its success and the Plan’s assurance of fair treatment of the Bank’s Officers will reduce the distractions and other adverse effects on Officers’ performance in the event of a Change in Control. This document is a combined plan document and summary plan description.

Article I

ESTABLISHMENT OF PLAN

Section 1.1           Establishment of Plan.

As of the Effective Date of the Plan as defined herein, the Bank hereby establishes a severance compensation plan to be known as the “Astoria Bank Amended and Restated Severance Compensation Plan.” The purposes of the Plan are as set forth above.

Section 1.2           Applicability of Plan.

The benefits provided by this Plan shall be available to all Officers of the Bank, who, at or after the Effective Date, meet the eligibility requirements of Article III, except for those executive officers who have entered into, or who enter into in the future, and continue to be subject to an employment or change in control agreement with the Employer.

Section 1.3           Contractual Right to Benefits.

This Plan establishes and vests in each Participant a contractual right to the benefits to which each Participant is entitled hereunder, enforceable by the Participant against the Employer, Bank, or both except as may be modified or terminated pursuant to the provisions of Article VIII of the Plan.

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Article II

DEFINITIONS AND CONSTRUCTION

Section 2.1           Definitions.

Whenever used in the Plan, the following terms shall have the meanings set forth below.

(a)          “Additional Benefits” means the additional benefits set forth in Section 4.5.

(b)          “Annual Compensation” of a Participant means and includes base pay only, if any, paid (including accrued amounts) by an Employer as consideration for the Participant’s service during the 12 months ended the date as of which Annual Compensation is determined pursuant to Article IV of the Plan, and expressly excludes all other remuneration paid (if any) to the Participant regardless of whether such amounts are includible in the gross income of the Participant, including, but not limited to, bonuses and other forms of incentive compensation, commissions, payment for services on the basis of a percentage of profits, fringe benefits, expense allowances, amounts received by a Participant pursuant to a nonqualified unfunded deferred compensation plan, amounts received as a result of the exercise of one or more options to acquire Astoria Financial Corporation common stock granted to the Participant, the vesting or settlement of other stock-based awards and/or the disposition of shares of Astoria Financial Corporation common stock acquired pursuant thereto and amounts includible in gross income as a result of the receipt of shares distributed pursuant to an award under the Bank’s 2017 Retention Plan.

If a Participant entitled to payments pursuant to the terms of the Plan has less than 12 months of service with an Employer as of the date as of which Annual Compensation is to be determined pursuant to Article IV of the Plan, then “Annual Compensation” as to such Participant shall be a fraction, the numerator of which shall be the base pay paid during the actual period of service by the Participant (excluding all amounts described in the first sentence of this subsection (a)) over the denominator which shall be the annualized amount equal to the amount that would have been paid to Participant over a 12 month period of service by the Participant.

(c)          “Bank” means Astoria Bank or any successor as provided for in Article VII hereof.

(d)          “Change in Control” means any of the following events:

1.	the consummation of a transaction that results in the reorganization, merger or consolidation of AFC with one or more other persons, other than a transaction following which:

a.	at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in AFC; and

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b.	at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of AFC;

2.	the acquisition of all or substantially all of the assets of AFC or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of AFC entitled to vote generally in the election of directors by any person or by any persons acting in concert;

3.	a complete liquidation or dissolution of AFC, or approval by the stockholders of AFC of a plan for such liquidation or dissolution;

4.	the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of AFC do not belong to any of the following groups:

a.	individuals who were members of the Board of Directors of AFC on the Effective Date; or

b.	individuals who first became members of the Board of Directors of AFC after the Effective Date either:

(i)	upon election to serve as a member of the Board of Directors of AFC by affirmative vote of two-thirds of the members of such board in office at the time of such first election; or

(ii)	upon election by the stockholders of AFC to serve as a member of the Board of Directors of AFC, but only if nominated for election by affirmative vote of either two-thirds of the members of the Board of Directors of AFC or of a nominating committee thereof in office at the time of such first nomination;

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provided, however, that such individual’s election or nomination under (i) or (ii) above did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of AFC; or

5.	any event which would be described in this Section 2.1(c)(1), (2), (3) or (4) if the term “Bank” were substituted for the term “AFC” therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of AFC, the Bank, or a subsidiary of either of them, by AFC, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them, or by any underwriter temporarily holding securities pursuant to an offering of such securities. For purposes of this Section 2.1(c), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(e)          “Effective Date” means the date the Plan is approved by the Board of Directors of the Bank, or such other date as the Board shall designate in its resolution approving the Plan.

(f)          “Employer” means the Bank or a subsidiary of the Bank or a parent of the Bank which has adopted the Plan pursuant to Article VI hereof.

(g)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)          “Just Cause” with respect to termination of employment means an act or acts of personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry.

(i)          “Officer” means an officer employed by the Employer on a full-time basis, and having an officer’s title as determined by the Board of Directors; provided, however, that any officer who is covered or hereinafter becomes covered by an employment contract or a change in control agreement with the Employer shall not be considered to be an Officer for purposes of this Plan.

(j)          “Outplacement Services” means outplacement services provided through a third-party service provider selected by the Employer prior to the occurrence of a Change in Control.

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(k)          “Payment” means the payment of severance compensation as provided in Article IV hereof.

(l)          “Participant” means an Officer who meets the eligibility requirements of Article III.

(m)          “Plan” means the Astoria Bank Amended and Restated Severance Compensation Plan. The Plan replaces the Astoria Bank Severance Compensation Plan.

(n)          “Plan Administrator” means the Bank or such other person or committee appointed from time to time by the Company to administrate the Plan.

Section 2.2           Applicable Law.

The laws of the State of New York shall be the controlling law in all matters relating to the Plan to the extent not preempted by Federal law.

Section 2.3           Severability.

If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the i illegal or invalid provision had not been included.

Article III

ELIGIBILITY

Section 3.1           Participation.

The term Participant shall include all Officers at the time of any termination pursuant to Section 4.2 herein. Notwithstanding the foregoing, persons who have entered into and continue to be covered by an employment contract or change in control agreement with the Employer shall not be entitled to participate in this Plan.

Section 3.2           Duration of Participation.

A Participant shall cease to be a Participant in the Plan when the Participant ceases to be an Officer of an Employer, unless such Participant is entitled to a Payment as provided in the Plan. A Participant entitled to receipt of a Payment shall remain a Participant in this Plan until the full amount of such Payment has been paid to the Participant.

Article IV

PAYMENTS

Section 4.1           Right to Payment.

A Participant shall be entitled to receive from its respective Employer a Payment in the amount provided in Section 4.3 and the Additional Benefits and the Outplacement Services if there has been a Change in Control of the Bank or the AFC and if, within one (1) year thereafter, the Participant’s employment by an Employer shall terminate for any reason specified in Section 4.2, whether the termination is voluntary or involuntary. A Participant shall not be entitled to a Payment if termination occurs by reason of death, voluntary retirement, voluntary termination other than for reasons specified in Section 4.2, total and permanent disability, or for Just Cause.

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Section 4.2           Reasons for Termination.

Following a Change in Control, a Participant shall be entitled to a Payment and the Additional Benefits and the Outplacement Services if employment by an Employer is terminated, voluntarily or involuntarily, for any one or more of the following reasons:

(a)          The Employer reduces the Participant’s base salary or rate of compensation as in effect immediately prior to the Change in Control, or as the same may have been increased thereafter.

(b)          The Employer materially changes Participant’s function, duties or responsibilities which would cause Participant’s position to be one of lesser responsibility, importance or scope with the Employer than immediately prior to the Change in Control.

(c)          The Employer requires the Participant to change the location of the Participant’s job or office, so that such Participant will be based at a location more than thirty (30) miles from the location of the Participant’s job or office immediately prior to the Change in Control provided that such new location is not closer to Participant’s home.

(d)          The Employer materially reduces the benefits and perquisites available to the Participant immediately prior to the Change in Control, provided, however, that a material reduction in benefits and perquisites generally provided to all employees of the Bank on a nondiscriminatory basis would not trigger a payment pursuant to this Plan.

(e)          A successor Bank or company fails or refuses to assume the Bank’s obligations under this Plan, as required by Article VII.

(f)          The Bank or any successor company breaches any other provisions of the Plan.

(g)          The Employer terminates the employment of a Participant at or after a Change in Control other than for Just Cause.

Section 4.3           Amount of Payment.

Each Participant entitled to a Payment under this Plan shall receive from the Bank a lump sum cash payment, in an amount determined as follows:

(a)          ● Each Officer with the title of Senior Vice President or above with the Bank shall receive a payment equal to two hundred percent (200%) of such Officer’s Annual Compensation determined as of the date of termination pursuant to Section 4.2.

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● Each Officer with the title of First Vice President with the Bank shall receive a payment equal to one hundred fifty percent (150%) of such Officer’s Annual Compensation determined as of the date of termination pursuant to Section 4.2.

● Each Officer with the title of Vice President with the Bank shall receive a payment equal to one hundred percent (100%) of such Officer’s Annual Compensation determined as of the date of termination pursuant to Section 4.2.

● Each Officer with the title of First Assistant Vice President with the Bank shall receive a payment equal to eighty percent (80%) of such Officer’s Annual Compensation determined as of the date of termination pursuant to Section 4.2.

● Each Officer with the title of Assistant Vice President and three years of service with the Bank shall receive a payment equal to sixty percent (60%) of such Officer’s Annual Compensation determined as of the date of termination pursuant to Section 4.2.

● Each Officer with the title of Assistant Treasurer or Assistant Secretary and three years of service with the Bank shall receive a payment equal to forty percent (40%) of such Officer’s Annual Compensation determined as of the date of termination pursuant to Section 4.2.

(b)          The Payment for each Participant shall also include an amount equal to any accrued and unused vacation time allocated to the Participant as of the date of the Participant’s termination of employment unless such vacation time has been paid under another program of the Bank or AFC.

(c)          Notwithstanding the provisions of (a) and (b) above, if a Payment to a Participant who is a Disqualified Individual shall be in an amount which includes an Excess Parachute Payment, the Payment hereunder to that Participant shall be reduced to the maximum amount which does not include an Excess Parachute Payment. The terms “Disqualified Individual” and “Excess Parachute Payment” shall have the same meaning as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any successor section of similar import.

(d)          The Participant shall not be required to mitigate damages on the amount of the Payment by seeking other employment or otherwise, nor shall the amount of such Payment be reduced by any compensation earned by the Participant as a result of employment after termination of employment hereunder.

(e)          An Officer will not be eligible to receive severance benefits under this Plan unless he or she executes a release in substantially the form attached hereto as Exhibit A.

Section 4.4           Time of Payment.

Subject to the effectiveness of the release and Section 11.6, the Payment to which a Participant is entitled shall be paid to the Participant by the Employer or the successor to the Employer, in cash and in full, not later than twenty (20) Business days after the termination of the Participant’s employment. If any Participant should die after termination of the employment but before all amounts have been paid, such unpaid amounts shall be paid to the Participant’s named beneficiary, if living, otherwise to the personal representative on behalf of or for the benefit of the Participant’s estate.

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Section 4.5           Additional Benefits.

A Participant who receives a Payment shall be eligible to continue to participate in the Company’s Medical, Dental and Life Insurance benefits plans on the same basis as active employees during the period beginning on the date of his termination of employment and ending on the following date:

First Assistant Vice President, Assistant Vice President, Assistant Treasurer and Assistant Secretary	3 months after the month in which the Participant’s employment terminated.

Vice President and Above	4 months after the month in which the Participant’s employment terminated.

At the end of the extended coverage period, the Participant will be entitled to elect continuation of the group health coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) at the Participant’s expense.

In addition, a Participant who receives a Payment shall receive (a) payment of any accrued and unused vacation time allocated to such Participant as of the date of such Participant’s termination of employment within 30 days following such Participant’s termination of employment and unless such vacation time has been paid under another program of the Bank or AFC and (b) the Outplacement Services.

Section 4.6           Suspension of Payment.

Notwithstanding the foregoing, no payments or portions thereof shall be made under this Plan, if such payment or portion would result in the Bank failing to meet its minimum regulatory capital requirements as required by 12 C.P.R. § 567.2 of the Office of Thrift Supervision Regulations. Any payments or portions thereof not paid shall be suspended until such time as their payment would not result in a failure to meet the Bank’s minimum regulatory capital requirements. Any portion of benefit payments which have not been suspended will be paid on an equitable basis, pro rata based upon amounts due each Participant, among all eligible Participants.

Article V

OTHER RIGHTS AND BENEFITS NOT AFFECTED

Section 5.1           Other Benefits.

Neither the provisions of this Plan nor the Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant’s rights as an Officer of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock ownership or any employment agreement or other plan or arrangement.

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Section 5.2           Employment Status.

This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation to retain the Participant as an Officer, to change the status of the Participant’s employment, or to change the Employer’s policies regarding termination of employment.

Article VI

PARTICIPATING EMPLOYERS

Upon approval by the Board of Directors of the Bank, this Plan may be adopted by any Subsidiary or Parent of the Bank. Upon such adoption, the Subsidiary or Parent shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Officers of that Subsidiary or Parent. The term “Subsidiary” means any corporation in which the Bank, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock. The term “Parent” means any corporation which holds a majority of the voting power of the Bank’s outstanding shares of capital stock.

Article VII

SUCCESSOR TO THE BANK

Section 7.1           The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this plan, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

Article VIII

AMENDMENT AND TERMINATION

Section 8.1           Amendment and Termination.

The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors of the Bank, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever, until such date as all Participants who become entitled to Payments hereunder shall have received such Payments in full.

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Section 8.2           Form of Amendment.

The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Bank, certifying that the amendment or termination has been approved by the Board of Directors. A proper amendment of the Plan automatically shall effect a corresponding amendment to each Participant’s rights hereunder. A proper termination of the Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder.

Article IX

ARBITRATION

Section 9.1           To the extent not inconsistent with the claims procedures herein, any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of the Bank, in accordance with rules of the American Arbitration Bank then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

Article X

LEGAL FEES AND EXPENSES

Section 10.1         Subject to the notice provision in Section 10.2 hereof, all reasonable legal fees and other expenses paid or incurred by Participant pursuant to any dispute or question of interpretation relating to this Plan shall be paid or reimbursed by the Bank, if Participant is successful pursuant to a legal judgment, arbitration or settlement.

Section 10.2         A Participant must provide the Bank with 10 (ten) business days’ notice of a complaint of entitlement under this Plan before the Bank shall be liable for the payment of any legal fees or other expenses referred to in Section 10.1 hereof.

Article XI

REQUIRED PROVISIONS

Section 11.1         The Bank may terminate the Officer’s employment at any time, but any termination by the Bank, other than termination for Just Cause, shall not prejudice Officer’s right to compensation or other benefits under this Plan. Officer shall not have the right to receive compensation or other benefits for any period after termination for Just Cause as defined in Section 2.1 herein above.

Section 11.2         If the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1), the Bank’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice arc dismissed, the Bank may in its discretion (i) pay the Officer all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

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Section 11.3         If the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(l ), all obligations of the Bank under this Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

Section 11.4         If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)( I), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Participants.

Section 11.5         All obligations of the Bank under this Plan shall be terminated, except to the extent determined that continuation of the Plan is necessary for the continued operation of the institution, (i) by the Comptroller of the Currency (or his designee) or the Federal Deposit Insurance Corporation (“FDIC”), at the time FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C § I 823(c); or (ii) by the Comptroller of the Currency(or his designee) at the time the Comptroller of the Currency (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Comptroller of the Currency to be in an unsafe or unsound condition. Any rights of the Participants that have already vested, however, shall not be affected by such action.

Section 11.6         Compliance with Internal Revenue Code Section 409A.

(a)          Benefit payments shall not be payable prior to, and shall be deferred, without interest, if and to the extent necessary, until the Participant experiences a “separation from service” within the meaning of Treasury Regulation Section 1.409A-l(h). Benefit payments that have been deferred shall commence upon the Participant’s separation from service.

(b)          In the case of an Participant who is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i), benefit payments at his separation from service shall not be payable prior to, and shall be deferred until, the first day of the seventh month following the Participant’s separation from service. Benefit payments that have been deferred shall be paid in a single lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service. With respect to any benefits under this Plan that constitute deferred compensation within the meaning of Section 409A of the Code, if the period of consideration of the release commences in one calendar year and ends in a subsequent calendar year, then payment of such benefits shall be made in the subsequent calendar year.

(c)          This Plan shall be construed, administered and enforced as a non-qualified deferred compensation plan that is subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”). The Plan may be amended, either retroactively or prospectively, and including but not limited to amendments that adversely affect the rights of Participants under the Plan, by the Company in such manner as it may determine to be necessary or appropriate to effect compliance with Section 409A of the Code.

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Article XII

ADMINISTRATION OF THE PLAN

The Plan Administrator shall have sole authority and discretion to administer and construe the terms of this Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrator shall have the following powers and duties:

(a)          To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)          To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)          To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; and

(d)          To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

Article XIII

CLAIMS PROCEDURE

The Plan Administrator reviews and authorizes payment of benefits allowance for those Participants who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of the severance benefit should be directed to the Plan Administrator.

If a Participant feels he or she is not receiving benefits which are due, the Participant should file a written claim for the benefits with the Plan Administrator. A decision on whether to grant or deny the claim will be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, the Participant will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim.

If the claim is denied in whole or in part, the Participant will receive a written explanation of the specific reasons for the denial, including a reference to the Plan provisions on which the denial is based.

If the Participant wishes to appeal this denial, the Participant may write the Plan Administrator within 60 days after receipt of the notification of denial. The claim will then be reviewed and the Participant will receive written notice of the final decision within 60 days after the request for review. If more than 60 days is required to render a decision, the Participant will be notified in writing of the reasons for delay. In any event, however, the Participant will receive a written notice of the final decision within 120 days after the request for review.

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STATEMENT OF ERISA RIGHTS

A participant in this Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all plan participants shall be entitled to:

Receive Information About the Plan and a Participant’s Benefits

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available to the Public Disclosure Room of the Pension and Welfare Benefit Administration.

•	Upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Action by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the Bank or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent the Participant from obtaining a welfare benefit or exercising rights under ERISA.

Enforce Rights

If a claim for a welfare benefit is denied or ignored in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee a copy of plan documents or the latest annual report from the plan and does not receive them within 30 days, the employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If the employee has a claim for benefits which is denied or ignored, in whole or in part, the employee may file suit in a state or federal court. If an employee is discriminated against for asserting his or her rights, the employee may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If an employee is successful, the court may order the person the employee has sued to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the claim is frivolous.

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Assistance with Questions

If the employee has any questions about the Plan, the employee should contact the Plan Administrator. If the employee has any questions about this statement or about the employee’s rights under ERISA, or if the employee needs assistance in obtaining documents from the Plan Administrator, the employee should contact the nearest office of the employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL INFORMATION

Plan Sponsor:	Astoria Bank 1 Astoria Bank Plaza Lake Success, NY 11042-1085 (516) 327-7611

Employer Identification Number (EIN):	11-0494055

Plan Name:	Astoria Bank Amended and Restated Severance Compensation Plan

Type of Plan:	Severance Compensation Plan

Plan Year:	Calendar Year

Plan Number:	520

Plan Administrator:	Astoria Bank 1 Astoria Bank Plaza Lake Success, NY 11042-1085 Attention: Director of Human Resources (516) 327-7715

Agent for Service of Legal Process:	Plan Administrator

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This Plan, as amended and restated, is executed by its duly authorized officers this 22nd day of February, 2017.

Astoria Bank	Astoria Financial Corporation
Alan P. Eggleston	Alan P. Eggleston
Senior Executive Vice President,	Senior Executive Vice President,
Assistant Secretary and	Assistant Secretary and
Chief Risk Officer	Chief Risk Officer

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EXHIBIT A

AGREEMENT AND GENERAL RELEASE

Astoria Financial Corporation, One Astoria Federal Plaza, Lake Success, New York 11042-1085 (“Astoria”), and «Name», who currently resides at «Street_1» «Street_2», «City», «State», <<Zip>> for yourself and your present or former heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “You” or “you”), agree that:

1.          Last Day of Employment. Your last day of employment with Astoria is ____________ (“Termination Date”). You will be paid through your Termination Date, together with your accrued but unused vacation, all subject to lawful deductions.

2.          Eligibility Requirements. In order to receive the benefits as set forth in this Agreement and General Release (“Agreement”), your employment with Astoria must have terminated under circumstances that entitle to you severance under the Astoria Bank Amended and Restated Severance Compensation Plan (the “Plan”).

3.          Consideration. Provided you execute this Agreement and do not revoke your acceptance of this Agreement as described in Paragraph 22 below, Astoria will provide you with severance benefits pursuant to the Plan (a copy of which is attached hereto as Exhibit A). A summary of the benefits to which you will be entitled (provided you comply with the terms of this Agreement) is attached hereto as Exhibit B.

4.          No Consideration Absent Execution of this Agreement. You understand and agree that you would not receive the monies and/or benefits specified in Paragraph 3 above, except for your execution of this Agreement and the fulfillment of the promises contained herein.

5.          General Release of Claims. Except as otherwise provided in this Agreement, you knowingly and voluntarily release and forever discharge Astoria and all present and former parent corporations, affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors and agents thereof and all otherwise related or affiliated persons or entities (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, you have or may have against Employer as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act;

•	Title VII of the Civil Rights Act of 1964;

•	The Civil Rights Act of 1991;

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•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974;

•	The Immigration Reform and Control Act;

•	The Age Discrimination in Employment Act;

•	The Americans with Disabilities Act of 1990;

•	The Workers Adjustment and Retraining Notification Act;

•	The Occupational Safety and Health Act;

•	The Sarbanes-Oxley Act of 2002;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The New York State Executive Law (including its Human Rights Law);

•	The New York City Administrative Code (including its Human Rights Law);

•	The New York Labor Law;

•	All Nassau and Suffolk County laws and requirements;

•	The New York wage and wage–hour laws;

•	The New York State Worker Adjustment and Retraining Notification Act;

•	Any other federal, state or local civil, human rights, bias, discrimination, retaliation, compensation, employment, labor or other local, state or federal law, regulation or ordinance;

•	Any amendments to the foregoing statutes;

•	Any benefit, payroll or other plan, policy or program;

•	Any public policy, contract, tort, third-party beneficiary or common law claim; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees.

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6.          Affirmations. You affirm that you have not filed, caused to be filed, or presently are a party to any claim, complaint, or action against Employer in any forum or form. Nothing herein shall preclude you from filing a complaint and/or charge with any appropriate federal, state or local government agency and/or cooperating with said agency in its investigation. However, you will not be entitled to receive any monetary relief or recovery, including attorneys’ fees and costs, in connection with any complaint and/or charge brought against the Employer arising out of your employment by or the termination of your employment with Astoria, regardless as to who brought or brings any such complaint or charge, whether in the nature of an individual action, class action, or otherwise. Other than the payments provided for in Paragraphs 1 and 3 of this Agreement, continued health and welfare benefits in accordance with the terms of the applicable plans, and your vested retirement benefits, you further affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, other monies and/or benefits are due to you, except as provided in this Agreement. You furthermore affirm that you have no known workplace injuries or occupational diseases, have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act and that you have no claims of any kind remaining thereunder.

7.          Non-Disparagement. You covenant and agree that you shall not hereafter engage in conduct that involves the making or publishing of written or oral statements or remarks, (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of Employer. In addition, you agree not to disrupt or interfere with Astoria’s business in any way by engaging in, contributing to or supporting the unauthorized use of, access to or destruction of Astoria’s premises, records, properties, computer, telephone or security systems. Notwithstanding any provision of this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

8.          Confidentiality. Except if required to do so by any regulatory body or agencies, or pursuant to administrative or judicial subpoena, directly or indirectly, you agree not to disclose any information regarding the existence or substance of this Agreement, except to your spouse, tax advisor, and an attorney with whom you choose to consult regarding your consideration of this Agreement.

9.          [Applicable Data. Attached as Exhibit C is a list of the job titles and ages of all individuals eligible for benefits in connection with the recent employment terminations at Astoria.]1

1 Delete for under 40.

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10.         Governing Law and Interpretation.

(a)          This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions. In the event that you or Astoria breaches any provision of this Agreement, you and Astoria each affirm that either may institute an action to specifically enforce any term or terms of this Agreement.

(b)          If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, the parties agree the court shall have the authority to interpret, modify, alter or change the provision(s) in question to make the Agreement legal and enforceable. If this Agreement cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if the general release language is found to be illegal or unenforceable, you agree to execute a binding replacement release or, if requested by the Employer, to return the monies paid pursuant to this Agreement.

11.         Amendment. Except as otherwise provided in the preceding paragraph, this Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

12.         Resolution of Disputes. Any controversy or claim arising out of this Agreement, or the breach thereof, shall be submitted for resolution to either the U.S. District Court for the Eastern District of New York or the New York State Supreme Court in and for Nassau County, and all such claims shall be adjudicated by a judge sitting without a jury.

13.         Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

14.         Section Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

15.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same agreement. This Agreement shall not be enforceable until executed by Employer.

16.         Legal Fees. Each party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and settlement of this Agreement and in any proceeding between the parties unless a statute provides that the prevailing party may recover its legal fees.

17.         Return Of Records And Property. You represent that you have returned all Employer property, documents and/or any confidential information and further promise, if all such property, documents and/or confidential information have not been returned, to deliver contemporaneous herewith to Astoria all property belonging to Astoria then in your possession or control. You also represent that you are in possession of all of the personal property which you had at Astoria’s premises and that Astoria is not in possession of any of your personal property.

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18.         Exclusions from this Agreement. Nothing in this Agreement shall affect or impair (a) any claims for retirement benefits, (b) the obligations under and your right to enforce this Agreement, (c) any claim you may have as the holder or beneficial owners of securities (or other rights relating to securities) of Astoria or its successor entities, (d) any indemnification or similar rights you have as a current or former officer, director or employee of Astoria and its subsidiaries and affiliates, including any and all rights thereto under applicable law, Astoria’s bylaws or other governance documents, or any rights with respect to coverage under any directors’ and officers’ insurance policies and/or indemnification agreements, or (e) any claims that may arise in the future from events or actions occurring after the date of termination of employment or that you may not by law release through an agreement such as this.

19.         Waiver. If in one or more instances either party fails to insist that the other party perform any of this Agreement’s terms, this failure shall not be construed as a waiver by the party of any past, present, or future right granted under this Agreement and the obligations of both parties under this Agreement shall continue in full force and effect.

20.         Competence to Waive Claims. At the time of considering or executing this Agreement, you are not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired. You are competent to execute this Agreement and knowingly and voluntarily to waive any and all claims you may have against Employer. You certify that you are not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair your right or ability to waive all claims you may have against Employer.

21.         Execution. If you choose to execute this Agreement, you must submit the executed document to Astoria no sooner than your Termination Date and no later than _____________. It must be personally delivered to ________, or his or her designee, or mailed to _____________, Astoria Federal Savings and Loan Association, One Astoria Federal Plaza, Lake Success, New York 11042. If mailed, it must be postmarked no later than ____________. You may not execute this Agreement before your Termination Date; if executed before your Termination Date, it shall be null and void.

22.         [Revocation. You may revoke this Agreement for a period of seven (7) calendar days following the day you execute this Agreement (“revocation period”). Any revocation within this period must be submitted, in writing, to _____________, and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to _____________or his her designee, or mailed to _______________, Astoria Federal Savings and Loan Association, One Astoria Federal Plaza, Lake Success, New York 11042-1085 and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.]2

2 Delete for under 40.

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23.         Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, other than any agreement(s) or covenant(s) previously executed by you to preserve the confidentiality of the Employer’s data, documents, transactions or other information or to prohibit unfair competition by you. You acknowledge that you have not relied on any representations, promises, or agreements of any kind in connection with the decision to sign this Agreement, except for those set forth in this Agreement.

YOU HAVE BEEN ADVISED THAT YOU HAVE [TWENTY-ONE (21)/FORTY-FIVE (45)] CALENDAR DAYS TO REVIEW THIS AGREEMENT AND HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL [TWENTY-ONE (21)/FORTY-FIVE (45)] CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 3 ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

ASTORIA FINANCIAL CORPORATION

«Name»	By:

Date:	Date:

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